Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15 Additional Sub-custodians:

Deutsche Bank AG, Netherlands (Via Paris), Paris, France
Deutsche Bank AG, Amsterdam, Netherlands
Citibank, N.A., San Juan, Puerto Rico
United Overseas Bank Limited, Singapore, Singapore
Nedbank Limited, Braamfontein, South Africa
Barclays Bank of Uganda Limited, Kampala, Uganda
Deutsche Bank AG, Seoul, Republic of Korea
Unicredit Bank Serbia JSC, Belgrade, Serbia
Deutsche Bank S.p.A., Milan, Italy
Citigroup Pty. Limited, Melbourne, Australia

Type of Custody:  Foreign Custodian Rule 17f-5